Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEventsSM

TWAV - Q3 2005 Therma-Wave, Inc. Earnings Conference Call

Event Date/Time: Feb. 03. 2005 / 4:30PM ET

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TWAV - Q3 2005 Therma-Wave, Inc. Earnings Conference Call

C O R P O R A T E  P A R T I C I P A N T S

Mark Jones
Therma-Wave - IR

Boris Lipkin
Therma-Wave - CEO

Ray Christie
Therma-Wave - CFO

C O N F E R E N C E  C A L L  P A R T I C I P A N T S

Farez Bolare
ThinkEquity - Analyst

Robert Mayer
Needham - Analyst

Jared Cohen
J.M. Cohen & Company - Analyst

Byron Angel
Tacoma Capital - Analyst

Steve Malane
Blue Thin Research - Analyst

Christina Admena
Jefferies & Co. - Analyst

Scott Terkill
Terkill Investments - Analyst

Steve Malang

P R E S E N T A T I O N

Operator

Good afternoon. My name is Charity, and I will be your conference facilitator today. At this time I would like to welcome everyone to the Therma-Wave fiscal third quarter 2005 financial results conference call. All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question and answer period. If you would like to ask a question during this time, simply press “*” and the number “1” on your phone keypad. If you would like to withdraw your question, press the pound key. I would now like to turn the call over to Mr. Mark Jones from Therma-Wave. Thank you. You may begin your conference.

Mark Jones - Therma-Wave - IR

Good afternoon, and thank you for joining us for management’s discussion for Therma-Waves fiscal third quarter 2005 financial results. If you have not received a copy the earnings release, please call 646-284-9400 and a copy will either be faxed or emailed to you immediately.

Before proceeding, let me mention that this conference call contains forward-looking statements as that term is defined in the Private Security Reform Act of 1995. In some cases you can identify those so-called forward-looking statements by words such as “may,” “will,” “expect,” “anticipate,” “believe, ” and other comparable words. Such statements are based on current information and conditions and are subject to known and unknown risks, uncertainties and changes in conditions, potential successes, competitors and competing products and other risks that could cause actual results to differ materially from those expressed or implied by such statements, some of which are detailed in documents filed with the Securities and Exchange Commission, including specifically exhibit 99.1 to the Company’s annual report on form 10K for the year ended March 28, 2004. The company undertakes no obligation to update the information presented in this discussion. Please note that the call is also being web cast and will be available for replay on the Therma-Wave website one week following the call.

At this time I’d like to turn the call over to Boris Lipkin, President and CEO of Therma-Wave, who will begin management’s discussion. Boris, please go ahead.

Boris Lipkin - Therma-Wave - CEO

Thank you, Mark. Good afternoon, everyone. Thank you for taking part in this call with me. Today we will report our financial results for the third quarter fiscal year 2005.

Together with me on this call is our CFO, Ray Christie. If I could sum up this quarter in just a few words, I would say that timing is everything. Progress is not linear. As the disappointing results of the quarter ended, clearly demonstrates this. This disappointment was caused partly by market timing, in which a substantial amount of orders were postponed, and others were de-booked. As some were dictated because of internal timing issues related to revenue recognition.

As I said earlier, timing is everything. While we would like to report substantial progress every quarter, it is, however, very important not to lose a sense of reality and to judge our company on its long-term progress and our ability to execute our long-term growth goals.

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TWAV - Q3 2005 Therma-Wave, Inc. Earnings Conference Call

Despite the short-term disappointments last quarter, there is still some progress to report for the third quarter. This progress demonstrates to me that our long-range growth plan is working. Perhaps progress is not as fast as I would like to see it, but it is generally on track. We’re still committed to the key objectives we established at the beginning of the fiscal year; return the company to profitability, increasing market share and improving the manufacturability of our advanced products.

Also, while markets softened in the last quarter, we continue to demonstrate improvement. I will talk more about our progress and our challenges later in the call.

For now let me turn things over to Ray Christie who will summarize the financial results.

Ray Christie - Therma-Wave - CFO

Thank you, Boris. Good afternoon, ladies and gentlemen. Results for our fiscal third quarter 2005 generally fell short of our expectations and guidance. Much of the shortfall came late in the quarter and was mostly a matter of either timing or documentation issues, which I’ll discuss more of later.

For new orders we achieved a net book-to-bill of 0.7 against guidance of 1 or better. This figure is net of debooking of three tools, after our customer cancelled one of them and indicated that they were likely to cancel the other two, and place a different order in our fiscal fourth quarter. We also did not book two orders for which we actually received customer purchase orders, and even shipped one of the tools, because documentation did not meet our booking requirements. These items resulted in lower orders by more than $3 million.

Net revenues for the third quarter were $21.5 million. Sequentially, net revenues decreased 5%, coming in at the very bottom of our guidance, and down $1.1 million from the $22.6 million reported for our second quarter. Our guidance was for a range of a decrease of 5% to an increase of 8%.

Two tools and three acceptances totaling close to $2 million that would have put us inside our expectations and guidance slipped outside of our quarter. In the case of one of those tools shipments, and all of the acceptances, we made decisions late during our accounting reviews to not recognize revenue in Q3 due to documentation issues. We expect that all of those items will be reported to revenue in our fiscal fourth quarter.

In addition to the tool I mentioned earlier that we shipped but did not include in either orders or revenue, we shipped over $3 million on which we deferred revenue. In our guidance we had indicated that we expected approximately $5 million to be shipped into deferred revenue. Approximately $2 million of that moved to just outside the quarter and has shipped —just outside of our quarter, actually— we expect a total of $8 million of shipments to be recorded as deferred revenue in our fiscal fourth quarter.

Gross margin was 42.4% for our fiscal third quarter, below our guidance of mid-forties, and compared to 48% for the fiscal second quarter. The primary reason for missing our guidance was the lower revenue combined with the fact that the revenue items that slipped out of the quarter, were very high in margin and total. A significant portion of the revenue that slipped out was final acceptance revenue on which the cost had been recognized in previous periods and would have put us inside margin guidance.

Also gross margin in the second fiscal quarter included a net benefit and sale of 0 cost and reduced cost inventories, plus additional reduced cost for other specific inventories of $0.9 million compared to a net benefit of only $300,000 in the fiscal third quarter, accounting for a difference of about 2.6% in gross margin between the two quarters.

As mentioned by Boris earlier, our product mix continued to be heavily in our newer, more advanced products and mostly 300 mm products. And 300 mm as accounted for over 70% of our revenue in the third quarter.

As discussed last quarter, as these new product lines mature we continue to make progress in cost reductions, and those efforts are expected to show more in terms of cost reduction benefit in our fourth quarter and in future quarters.

Total operating expenses for the fiscal third quarter increased by $1.4 million or 15% from our fiscal second quarter. Comparing the two quarters, the fiscal second quarter included a non-cash credit or benefit of $0.9 million related to the accounting treatment for stock options. Another $500 thousand of the increase was due to the increased spending related implementation of Sarbanes-Oxley Act Section 404, on which we spent approximately $700 thousand compared to $200 thousand in the previous quarter. Operating expenses increased less than our guidance of an increase of 8% to 10% range before non-cash credits or charges for variable accounting treatments of stock options, due primarily to

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TWAV - Q3 2005 Therma-Wave, Inc. Earnings Conference Call

lower spending for R&D materials, lower Sarbanes-Oxley expenses and lower sales commissions.

The net loss for the fiscal third quarter was$1.9 million or -$0.05 per diluted share compared to a profit of $1.3 million or $0.01 per diluted share for the previous quarter. Our guidance for the third quarter was for a range of $0.01 profit to -$0.03 per diluted share. As I indicated earlier, this was primarily due to the delay of revenue recognition on certain items.

On our balance sheet, cash and cash equivalents totaled $13.7 million, down $3.5 million from the $17.2 million at the September 26, 2004. This decrease was larger that expected due to certain payments slipping into January that we had expected to receive in December. In our guidance we had anticipated—or indicated—that we expected some timing issues that could swing cash by as much as $2 million up or down, but even more cash slipped out than we had anticipated.

We continue to experience high working capital requirements due to filling backlog requirements for the increased orders we received during the first two quarters. However, we continue to expect a positive cash flow for our fourth quarter as previously guided.

Net accounts receivable increased by about $4.1 million due primarily to the higher billings, including billings for over $3 million for deferred revenue shipments. Day sales outstanding were 62 days, calculated on a look-back basis, essentially holding steady with the prior three quarters.

Inventories increased by approximately $3 million as we brought in inventory to accommodate higher build rates associated with backlog and new orders, which grew in the two previous quarters, particularly in our more advanced products. Inventory also includes nearly $2 million related to tools shipped but not taken to revenue.

I’ll come back later and discuss the guidance for our fourth quarter, but for now I’ll turn it back over to Boris.

Boris Lipkin - Therma-Wave - CEO

Thank you Ray.

To be the metrology supplier of choice, and that is what we all plan to achieve here. Improvements to manufacturability of our addressed products is a critical element. This means achieving cycle time reduction, quality improvements, on-time product delivery, supply chain management, cost reduction and providing our customers with the very best in product support.

In order to achieve these goals, execution is number one. You can have the best plan in the world, but if you cannot execute the plan and deliverables, then you will fail. I can say with confidence that progress has been made, and we are executing our plan. To continue to support strong demand for our advanced product means having a manufacturing organization you can rely on. To that end, it is my pleasure to announce the promotion of John Matthews as the Vice President of Manufacturing. John’s leadership and experience in this area will help support our efforts to maintain continued operational improvement. This means insuring a better projection of shipment, as well as quality of shippable product. It means great reliability and repeatability of our tool’s performance for our customers.

Please keep in mind that success in operations also translates in additional profits in service. And we can certainly use additional profits.

John is no stranger to the semiconductor industry, or to me personally. He has fine-tuned the manufacturing operations of several leading companies in our industry for more than 30 years. This includes Adaptech, Silicon Valley Group and KLA Tencor. We welcome John to his new role.

If you review any one quarter in isolation, you can always find enough to be discouraged about. You need to look at multiple quarters to understand the long-term picture and growth. Despite a very challenging quarter, I believe we continue to make market share gains during this fiscal year. We have made strong efforts to improve our customer support and service performance worldwide. That is reflected in our customers continued confidence in our company and the excellent work of our service organization.

Year-to-date we have received orders from 21 customers. In addition, year-to-date overall bookings were a 37% increase over the same period a year ago. 15% came from United States, 32% from Europe, 19% from Taiwan, 18% from Japan, 7% from Korea, and 3% came from China.

Positioning the company to lead in key growth areas such as optical critical dimension and integrated metrology, takes great technology, proven R&D investment strategies, strong

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TWAV - Q3 2005 Therma-Wave, Inc. Earnings Conference Call

manufacturing and execution. It is important that we succeed. And today I am pleased to report several breakthroughs in this potential high-growth area. I can report to you that the largest integrated metrology order to-date was received during the quarter, as we expect the momentum to be built in integrated metrology to continue.

Of major significance to me was our ability to launch our new Opti-Probe XP Series 7 products. It brings new advances in metrology for our customers. XP stands for extreme performance.

This will lay the groundwork to continue to increase market share. All of these tools will be used to manufacture 90nm and 65nm devices. In addition, the existing installed base of Opti-Probe 7 can be easily upgraded to the XP’s capability. This provides extendibility for our customers. In my opinion, this announcement reinforces our product offerings and allows our customers to build continued confidence in our company and our product.

This is no surprise to us that demand for our advanced products continues to rise. Indeed, the rise in demand we see year-to-date coincides with very aggressive technology, and operational development programs that we began early last year. This is another reason not to judge us on one quarter.

These developments are now beginning to pay off for our Company. For instance, 74% of our systems bookings year-to-date were for leading edge products, including 71% for 300mm products. 12% of orders were for integrated metrology. This is important for our long-term growth.

While we are making good progress with our integrated metrology and optical critical dimension solutions, our core-competency products remain very important to our success. I am pleased to report on development program success concerning our Therma-Probe product family. For more than 20 years, our Therma-Probe tools have been industry standard for ion-implant technology.

During most of this time, a go/no go check to monitor wafers was sufficient for most device manufacturers. However, with increased production of 300mm and the challenge of moving to advanced technology nodes, the cost of monitor wafers has become prohibited. I can now report substantial improvement in measurement precision of our Therma-Probe XP Series for both nonimplants monitoring of ultra shallow junction.

Our other improvements include advancement in lasers, optics and wafer handling. As a result, the Therma-Probe XP is now the solution of choice for more 90nm applications. As we mentioned in this morning’s press release, we also just completed another major development program that will enhance the competitiveness of our thin film and our optical critical dimension application—the Opti-Probe Series 7XP products. The new Opti-Probe XP products will be showcased later this month at the annual SPIE microlithography conference in San Jose.

Because of results we are achieving so far in the field we feel confident that the new XP product will offer substantial improvement for our customers. We’re very encouraged about Opti-Probe XP, because many of the advancements we have made will allow our customers to realize major benefits in terms of matching accuracy and throughput. We have more than 1200 Opti-Probes installed worldwide, we feel optimistic that this latest edition will extend our Company’s presence at the leading edge of thin film and optical critical dimension metrology applications.

It rises the bar for spectroscopic metrology, with capabilities that address the high precision, efficiency and much in need of the 65nm technology. And we are ready for this. If you want to know more about our product families, I encourage you to visit our new website.

Besides growth opportunity in 65nm production with introduction of our new Opti-Probe XP, I am also pleased to report that we continue to demonstrate leadership in the growth area of integrated metrology. As I noted earlier, we received a multi-system, multi-million dollar order for our integrated metrology solution product—the Integra CCDI. For many years, as some of you know, integrated metrology was focused exclusively on CMP applications and not widely used in other fab modules, mainly because of algorithm complexity, and cost instrumentation limitations. Because of adaptation of our scatterometry optical critical dimension technology, integrated metrology can now address the critical requirements needed to justify return on investments with the lithography cluster. Integrated metrology now provides the means necessary to achieve the kind of productivity within the lithography cluster.

In my opinion, lithography is the next most important development step for integrated metrology. It enables significant time reduction and allows for the development of a wide range of breadth of controls and strategies needed to deal with smaller geometries.

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TWAV - Q3 2005 Therma-Wave, Inc. Earnings Conference Call

It is significant that our Q3 orders included the largest single order for our Integra CCDI product to date. In my opinion, that means that integrated metrology for critical dimension is fast becoming the key enabler to increase in yields and productivity for our customers as they ramp our production of 90nm devices and begin piloting 65nm devices. This is the best testimony that our integrated metrology is working.

Our Company’s committed to continue to be at the forefront of our industry leading metrology technology development. It is a key part of our growth plan and we aim to continue to demonstrate technology leadership as a key differentiator in our product development effort.

This is how Therma-Wave can compete among major league players. As the success of this development programs indicate, we’re first and foremost a technology innovator. As you can see, we have been focused on shaping our growth and our future. I like to consider my comments today as an updated report card to you on our development activities.

The successes we can report now in integrated metrology, Opti-Probe XP and Therma-Probe XP prove that innovation is still a main area of focus in our Company. With focus on profitability, of course. These innovations play an important part in our long-range plan, and I am pleased to be able to report progress to you today.

As I mentioned earlier, while last quarter was a challenge—and that certainly is an understatement—our long-range business focus remains the same—cash, operating expenses and inventory reduction, and, of course, gross margin improvement.

While it is difficult to judge from last quarter’s bottom line results, overall I believe that fundamental improvements will continue to be made in all of these areas. I believe that our Company has made good long-term progress, especially when you contrast our positions for one year ago, not to mention two years ago. Here today gross margins are 47% compared to 40% through three quarters in fiscal year 2004.

Total bookings year-to-date is $68 million compared with $49.7 million through the same period a year ago, representing an increase of 37%. Year-to-date revenue was up 42% to $65.2 million in contrast with $45.8 million for the same period a year ago, not to mention deferred revenue of more than $3 million presently on our books.

The point here is that we continue to make progress and this is encouraging to the Company’s future.

At this point, I would like to turn it over to Ray, who will outline our guidance.

Ray Christie - Therma-Wave - CFO

Thank you, Boris.

Last quarter when I prefaced our guidance for the next quarter with the realization that we are not totally immune to the semiconductor industry ups and downs. That proved to be true as we experienced our first significant cancellation and several orders and shipments that we expected to complete within the quarter were moved out. Toward the end of our quarter, the climate began to change, and we currently expect net revenues for the fiscal fourth quarter to be down in the range of 30 to 35% from the fiscal third quarter. We again have some uncertainty regarding timing of shipments that were scheduled for late in the quarter that could move out. However, there is also some upside that could move into the fourth quarter.

We also, again, have several orders that we expect to ship and bill in the fourth quarter that will not be recorded as revenue until later quarters. As mentioned earlier, those shipments were expected to total approximately $8 million of billings in the fourth quarter, and running the total for our last two quarters to over $11.5 million shipped but not taken to revenue. This is an unusually large amount of our shipments going into deferred revenue, and the $8 million in the fourth quarter will be equal to approximately 37% of our third quarter revenue. Of course, this will also be reflected in our gross margin and bottom line as some elements of the cost must be accrued into the quarter when the shipments occur while the margin on these shipments and all of the deferred —all the revenue will be deferred.

As Boris mentioned, our booking outlook continues to be reasonably strong, and we expect our book-to-bill ratio to be back up over 1 in the fourth quarter. Gross margin is expected to be in the high 30’s to 40% in our fourth quarter, impacted by the low revenue volume and by mix that will continue to be heavy in our more advanced products, predominantly 300mm.

Our cost reduction programs have continued to progress as planned, and we are beginning to gain more benefit from those programs in the fourth quarter, but not by enough to offset the effects of lower revenue. Also, as I mentioned earlier,

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TWAV - Q3 2005 Therma-Wave, Inc. Earnings Conference Call

we will push a significant amount of margin dollars into the future quarters with deferred revenue.

Operating expenses are expected to remain approximately flat in our fourth quarter. We will continue to incur costs related to Sarbanes-Oxley Compliance activities, and that expense will not decrease as we previously expected. The expense, including cost of outside auditors, is expected to be in the range of $700 to $800 thousand. Again, all of our expense estimates exclude the impact of non-cash charges or credits that may or may not be incurred for the variable accounting treatment of stock options. We cannot estimate that expense which is dependant upon the price of our stock at the end of the quarter.

As a result of these elements, we expect the fiscal fourth quarter bottom line results, excluding any charges or credits for variable accounting treatment of stock options, to be in the range of a loss of $0.15 to $0.18 per diluted share. We expect the change in cash and cash equivalents to be positive, in a range of from $1 million to $3 million in our fourth quarter, and upside to potentially get back to a break-even cash flow for the second half of the fiscal year 2005.

We have now brought our inventory levels for our advanced product —particularly our 300mm—back up to the appropriate levels for our backlog, and although we expect our working capital requirements to continue to grow, we have achieved a better balance between meeting those needs and incoming cash, than we have in the previous three quarters.

Cash flow results have been very close to our plan and guidance that we gave going into the year. We do not expect to meet any other cash infusion to fund working capital growth, at least for the next year. However, we have a credit line available through our bank if needed.

Although our P&L guidance is obviously not what we would like it to be, we are encouraged by the apparent strengthening in the order rate third quarter, which could result in a P&L improvement in our fiscal first quarter 2006.

We are also pleased that our cash position has tracked very closely to our original plan for the year.

And I’ll turn it back to Boris for some closing comments.

Boris Lipkin - Therma-Wave - CEO

Thank you, Ray.

Continuous improvement is without doubt the key to our Company’s long-term success. Forget the challenging quarter, like many in our industry. The outside environment is changing. And at this time we do not know how long it will last. However, as a company, we are prepared for the challenge. For the first time in the last seven quarters, we experienced some delay in our performance improvement and did not report substantial linear progress in our financial report.

Without a doubt, we are steadfastly focused on achieving our long-range plan and our three main goals: achieve sustainable profitability level, better manufacturability for our advanced products and increased market share. Bringing critical development programs like Opti-Probe XP and Therma-Probe XP to market in a timely manner. It’s really important.

Making continue progress is the optical, critical dimension arena, pushing metrology to a new level of achievement, and bringing exciting new product families to market are all critical to our long-term growth.

Equally important is our ability to continue to lead in technology development. This secures our future. We cannot control the industry fortunes, good or bad, we focus simply on what we can control. I believe that we’re positioned for growth and that our plan is working. Perhaps not as fast as I would like to see, however, I am optimistic that in the future, our company will grow faster than the industry average because of the developments and positioning we are undertaking now and the increasing industry demands for advanced metrology solutions.

My point in all of this is that despite a challenging quarter, our Company has a focus zoomed in our long-term goals. So market has softened, visibility is not clear, but we’re cautiously optimistic. There is no doubt that there will be other challenges ahead, as there will be successes ahead, too. However, I feel strongly, as does my management team, that we are on the right track to reach the goals when we initiated on the day on joined the Company. Nothing has changed.

Thank you for your time. I’m now ready to take your questions.

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TWAV - Q3 2005 Therma-Wave, Inc. Earnings Conference Call

Q U E S T I O N S  A N D  A N S W E R S

Operator

Our first question comes from Farez Bolare of ThinkEquity.

Farez Bolare - ThinkEquity - Analyst

Thanks. We have talked about the obstacles CD application presenting $50 to $70 million a year for calendar year ‘05—for the entire market. Are these numbers—have they been scaled down because of the industry downturn? Do you think the numbers are still achievable because of multi-targeting advanced applications?

Boris Lipkin - Therma-Wave - CEO

I still believe these numbers are achievable. I’d like to [inaudible] progress and continued application of optical critical dimension technology. Even during the downturn, because it’s basically an enabler and direction to go forward. And it’s a critical application people stand to make more and build more confidence in this technology, and I believe—and hope I’m right—that we’re going to continue to see basically the same numbers that we anticipated early in the year.

Farez Bolare - ThinkEquity - Analyst

Okay. And in terms of the integrated metrology, how much was that as a percent of your orders in December, and is this something that will continue to grow up these levels, or are we likely to see some quarter-to-quarter lag behind in orders? Thanks.

Boris Lipkin - Therma-Wave - CEO

It’s an influx percentage for our last quarter. We’re really encouraged by this amount, but, however, I do not expect that this same level of booking quarter-to-quarter. The amount was very substantial to present a lot of systems, and it’s going to take a while, probably, right now to digest this order and release to end users. But the activity that was seen lately in integrated metrology arena is very encouraging.

Farez Bolare - ThinkEquity - Analyst

And a final question to Ray. Ray, regarding Sarbanes-Oxley, the latest operating expenses, when are we likely to see a drop in the more maintenance kind of expense level?

Ray Christie - Therma-Wave - CFO

The drop off will start during our fiscal first quarter—this quarter’s still going to be heavy, as I said. But then—and there will be a heavier first quarter than the second quarter, but it will, I believe, be quite a bit lighter.

Farez Bolare - ThinkEquity - Analyst

Will this drop into the $125 thousand, kind of [inaudible], you think?

Ray Christie - Therma-Wave - CFO

I’m sorry?

Farez Bolare - ThinkEquity - Analyst

Would it drop into the $125 thousand third-quarter kind of range for the extra expenses by June?

Ray Christie - Therma-Wave - CFO

By June—well, what will primarily be going on by that time will be the ongoing maintenance kinds of costs. So, yes, I would hope by that time it will be down to that level.

Farez Bolare - ThinkEquity - Analyst

Thanks, Ray.

Operator

Your next question comes from Robert Mayer with Needham.

Robert Mayer - Needham - Analyst

Hi. Can you give us some idea —I was a little bit confused in listening to what was in the quarter and what was not in the quarter —you had mentioned that there were three cancellations of bookings from a customer. Can you give us a little more background on that? Did that go to a competitor or was that something that was just pushed out because [inaudible] was pushed out? Maybe you can give us a little more color on that. And the weakness that you’re seeing, how much of that is related to competitiveness, and how much

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TWAV - Q3 2005 Therma-Wave, Inc. Earnings Conference Call

of that — I should say competitive losses and wins — and what is just, you know, weakness of timing in the market related—?

Boris Lipkin - Therma-Wave - CEO

Okay, Robert, let me try to address your questions one at a time. First of all, due to the previous quarter, we received substantial orders from one of our customers, where [inaudible]were scheduled for delivery. It starts from change of the quarter. They decided to cancel, and it has nothing to do with competitiveness, it strictly reflects this customer’s strategy in terms of investment. And we saw already one cancellation, and we know we’ve been informed that there’s going to be two more, and we took overall thought of three systems in booking. However, in this quarter we expect [inaudible] with the booking coming back to us.

And, again, in summary, we did not lose this on a competitiveness basis, it’s strictly to do with customer investment plans.

That’s the answer to your first question. Second question—we saw the December month not the most pleasant month in our life. We started months very optimistic in terms of overall booking for the quarter, and we saw cooperation of the business to the order of more than $20 million potential booking we expected to see last quarter moved out from the quarter. None of this business was lost, best of my knowledge, on competitor’s situation. Some of the business we’ll recapture in this quarter, some of the business moved out for longer periods of time, perhaps some percentages is business, maybe operated for up to one year timeframe period.

I do not bet on my knowledge of the market situation. I cannot say that during last quarter we lost anticipated business to competitors as they got [inaudible].

Robert Mayer - Needham - Analyst

Okay. In terms of weaknesses, is there any regional or product application that is weaker than others? Or is this across the board? Maybe you could give us a little more detail?

Boris Lipkin - Therma-Wave - CEO

No, it’s basically where I don’t see last quarter was very slow quarter for us in Taiwan, slower than usual. I cannot find one particular customer or one specific application where we saw degradation. It’s generally across the board slow down in order placement. But, again, we started this quarter and some of the orders were already booked in this quarter came to us 2 hours, 45 minutes after we officially closed the previous quarter. It was very frustrating.

Robert Mayer - Needham - Analyst

Well, relating to that, you mentioned that a bunch of the orders have fallen into this quarter—half of them fell into this quarter, or is there an expectation that most of them will fall into this quarter, or, you know, half of them will go away. Can you — I didn’t quite get that. Maybe you could clarify that a little bit?

Boris Lipkin - Therma-Wave - CEO

Again, we saw a substantial delay in booking by the end of last quarter. I don’t have a crystal ball to determine how much of this delayed booking will pick up in this quarter. However, I feel very, very confident that by the end of this quarter, our book-to-bill ratio will be definitely more than 1.

Robert Mayer - Needham - Analyst

Okay. I’ll let someone else take a question. Thank you.

Boris Lipkin - Therma-Wave - CEO

Thank you, Robert.

Operator

Your next question comes from Jared Cohen with J.M. Cohen & Company.

Jared Cohen - J.M. Cohen & Company - Analyst

Yes, just a few sort of more macro questions. And maybe one financial. But from a macro point of view, in your 10K that you have for ‘04, you talked about an overall metrology market, I think, for calendar ‘05 or your fiscal ‘06 around one point $5 billion and that, hopefully, you would be able to take up market share of about 15% of that. What is really—well, one, does that change? And is part of it is it the key in terms of

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TWAV - Q3 2005 Therma-Wave, Inc. Earnings Conference Call

whether it’s companies starting new fads, whether it’s 300mm and/or going to lower geometries? Start with that one.

Boris Lipkin - Therma-Wave - CEO

Okay, Jared, first of all, if I’m not mistaken—I don’t have information in front of me, I rely on my memory—I’m thinking 10K for fiscal year ‘04 we assessed as a total available market in excess of $1.3 billion. However, due to last couple of months, due to the [inaudible] and talking to different conferences, we adjusted the size of the total available market going forward to the neighborhood of $1 billion.

Jared Cohen - J.M. Cohen & Company - Analyst

Okay.

Boris Lipkin - Therma-Wave - CEO

Total available market for hard to participate. And, as I mentioned, during my speech earlier today, I feel optimistic that we, as a company, have the ability to grow faster than the overall market will grow. I believe because we have product to offer which gives us good technology differentiation, good performance differentiation, and also I believe because even people slow down their investment strategy. It is a lot of emphasis and investment taking place for [inaudible] geometry, and it’s a good news/bad news. It’s good news for us, because market for metrology will continue to grow faster than the rest of the investments. It’s maybe not such good news for our customers that they have to rely on process that [inaudible] equipment to achieve challenges related to small [inaudible].

Jared Cohen - J.M. Cohen & Company - Analyst

Okay. Is part of the key for Therma-Wave being successful with some of your newer products being on the lines themselves, as you stated in some of your press releases? Some of the new Opti-Probe products?

Boris Lipkin - Therma-Wave - CEO

This product is definitely key to our success, because this product offers variety of applications to be used for. Primarily I’m talking about [inaudible] in general. And the second one, optical critical dimension, we use in this same—if you’re familiar with our product, we use them from the same general platform.

Jared Cohen - J.M. Cohen & Company - Analyst

Right.

Boris Lipkin - Therma-Wave - CEO

And we are announcing this product today, but this product has already been [inaudible] and it’s already installed in several customers. We decided to take courses approach not to introduce to the general public, but will build a high degree of confidence, and we do have a high degree of confidence in terms of this product’s performance, acceptance in marketplace and future potential for additional market penetration.

Jared Cohen - J.M. Cohen & Company - Analyst

Okay. From a more manufacturing and/or financial question—I know the history of the Company, at least in terms of building product has been to build, I guess, product in general, hopefully then you get orders and then ship that product. Are you thinking on changing to some of way other companies in the semi-conductor equipment have done it, particularly in the edge area where they basically sell to their client’s slots, so particular timeframes on when they can ship the products?

Boris Lipkin - Therma-Wave - CEO

You know, Jared, maybe you know something I don’t know. We don’t build just to put in the [inaudible]. We bill them generally—their order. In some cases where we have a very good understanding what’s going to happen in the next couple months, we build on the anticipation of the calls that [inaudible]. Because we don’t to lose any opportunity where we compete for business, because of our inability to deliver. What’s helping us, maturity of our products, about 90% of the product is a family product—common configuration. This allows us a little bit more liberal to build product with less reservations than we’d build something we would not be able to sell.

But generally speaking, we’re building per orders. And what you tell me, I’m going to go and check with my people, maybe

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FINAL TRANSCRIPT

TWAV - Q3 2005 Therma-Wave, Inc. Earnings Conference Call

some information I’m not aware of, but I don’t think so. We build — We are not building on Speculation.

Jared Cohen - J.M. Cohen & Company - Analyst

I didn’t mean that, but okay.

And, lastly, what will be your overall goals in terms of, maybe, inventory turns in the future?

Boris Lipkin - Therma-Wave - CEO

Our inventory turns should be at least 3+. [inaudible] metrology of 3 to 4. What we do, as I mentioned, we put a lot of effort and emphasis to improve manufacturing availability of advanced products. And cycle time—one of the key ingredients. So by reducing cycle time, [inaudible] our supply chain allows us to—I feel optimistic that we’ll be able to reach 3+ levels.

Jared Cohen - J.M. Cohen & Company - Analyst

All right. Thank you very much.

Operator

Your next question comes from Byron Angel with Tacoma Capital Management.

Byron Angel - Tacoma Capital - Analyst

At the recent investment conference you mentioned a goal of reaching 18% profit margin. Does that goal still stand?

Boris Lipkin - Therma-Wave - CEO

Absolutely.

Byron Angel - Tacoma Capital - Analyst

I realize it’s hard to make long-term forecasts, but can you give any sense as to when you expect to reach that, just roughly?

Boris Lipkin - Therma-Wave - CEO

As Ray pointed out when he provided guidance, I think current quarter is still very challenging quarter for us. But we should be able to start to reach profitability very shortly, and, Byron, I’d like to tell you right now, but I’m reluctant to give some commitment. I don’t feel comfortable to do—I feel comfortable to make this commitment, but I don’t have enough confidence right now to give you [inaudible]. But it’s shortly.

Byron Angel - Tacoma Capital - Analyst

Okay, that’ helpful. Thanks for taking my questions.

Boris Lipkin - Therma-Wave - CEO

Thank you for asking.

Operator

Your next question comes from Steve Malang [ph] with Blue Thin Research.

Steve Malang

Hello, Boris. You mentioned that there were three tools that slipped outside the quarter due to documentation issues. Can you give me a little more color on that? Is this due to customer acceptance or is it another issue?

Boris Lipkin - Therma-Wave - CEO

I’ll let Ray answer. I’m too impatient to talk about this right now.

Ray Christie - Therma-Wave - CFO

There were varying reasons, but it was primarily timing on—for the largest one was timing of the—the actual signing of a contract document. Others were just timing issues, as well, pretty much, on documentation.

Steve Malang

But was this a new customer or repeat customer?

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TWAV - Q3 2005 Therma-Wave, Inc. Earnings Conference Call

Ray Christie - Therma-Wave - CFO

This one was a new customer, actually. Or at least one we hadn’t had in a long time.

Steve Malang

Thanks. My next question is you mentioned on your integrated metrology that you got a large order for what appears to be a [inaudible] cluster [inaudible]. Is this where your primary focus of that market is for you? Or are you actually trying to get on [inaudible] for CD, CMP and Edge[ph]?

Boris Lipkin - Therma-Wave - CEO

When you look these expectations right now, short-term our focus is strictly for [inaudible] application.

Steve Malang

And my last question is on the optical CD market segment — cna you break down of your orders this las quarter? How many of those systems were for that specific application?

Boris Lipkin - Therma-Wave - CEO

No, Steve, unfortunately I’m not in a position to go smaller than [inaudible] have provided. We don’t support an individual product line.

Steve Malang

One more question, if I can. We know that wafer size here have kind of dropped dramatically over the last quarter and probably continue in this quarter and who knows the next quarter — but are you seeing a significant rise in the 90 nanometer wafer size?

Boris Lipkin - Therma-Wave - CEO

You know it’s very difficult for me. It’s not my area of expertise to make a judgment on wafer size. The answer to this question should come from the end user. What I’m tracking personally, talking to our people, talking to customers, [inaudible] in some cases same 90mm [inaudible] so I’ll address customers, I do see for us advanced product. We still see fabulization [ph], but again, I’m reluctant to make any more comment on this. It’s not my area of expertise, and it’s going to be he-said, she-said.

Steve Malang

Thank you.

Boris Lipkin - Therma-Wave - CEO

Sorry about that, Steve.

Operator

Your next question comes from Christina Admena with Jefferies & Company.

Christina Admena - Jefferies & Co. - Analyst

Hi, Boris. Hi, Ray.

A few questions here. Let me follow up with the integrated since you were already talking about that. This integrated metrology order, is this directly from the OEM or is it targeted for specific end customer?

Boris Lipkin - Therma-Wave - CEO

Yes. Yes.

Christina Admena - Jefferies & Co. - Analyst

Okay. [inaudible] or just one?

Boris Lipkin - Therma-Wave - CEO

Several.

Christina Admena - Jefferies & Co. - Analyst

Okay. And then you mentioned in your prepared comments integrated being 12% of orders, but I didn’t know if that was for the quarter or for the year?

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FINAL TRANSCRIPT

TWAV - Q3 2005 Therma-Wave, Inc. Earnings Conference Call

Boris Lipkin - Therma-Wave - CEO

This is year-to-date, Christina.

Christina Admena - Jefferies & Co. - Analyst

Okay.

Boris Lipkin - Therma-Wave - CEO

As I tried to give answers to previous persons, one of the previous questions, orders received during last quarter are very big, very meaningful. It’s not just [inaudible] company [inaudible], and we don’t expect to maintain the same level of percentage orders from quarter to quarter. That would be an unrealistic expectation, because it’s not in our business to make [inaudible] of booking. But that’s why we’re looking year-to-date.

Christina Admena - Jefferies & Co. - Analyst

Okay. Is it 300mm or is there some 200mm in that integrated order?

Boris Lipkin - Therma-Wave - CEO

All of them 300mm. Because all integrated metrology—this is very important. I’m glad you asked this question. It’s very important point. This product—our integrated metrology—Integrity [inaudible] GI, supports 90 and 65 mm, in some cases, some people even start thinking about 45. And all this technology was addressed with 300mm. I do not know a single customer in the world who tries to do 45 mm on 200 mm wafer.

Christina Admena - Jefferies & Co.- Analyst

Okay. Have you had any push-ups—bookings, cancellations,anything like that in integrated metrology?

Boris Lipkin - Therma-Wave - CEO

No.

Christina Admena - Jefferies & Co. - Analyst

Okay. Just moving on to some other questions, Boris. You used to give the book-to-bill for service and systems in service—to split it out. Could you please give that to us for this quarter? Or do have it?

Ray Christie - Therma-Wave - CFO

It was pretty steady with the previous quarter. For the systems in service, it runs about $5 million a quarter pretty consistently. I mean we get one quarter a year, which happens to be the fiscal fourth quarter where it usually jumps up a little bit because of certain contracts that come up for renewal. But, otherwise, it stays reasonably flat.

Christina Admena - Jefferies & Co. - Analyst

Okay. And you expect it to jump up again a little bit in the fourth quarter?

Boris Lipkin - Therma-Wave - CEO

In the fourth quarter, as Ray pointed out, usually fourth quarter of the calendar year is the time to renew service contracts. So this may go a little higher. We expect this to be higher.

Christina Admena - Jefferies & Co. - Analyst

Okay. Is your service business profitable?

Boris Lipkin - Therma-Wave - CEO

We’re making significant improvement in profitability of service. And, again, we’re not reporting individual components of the business, but I’m very pleased with progress we made in our service activity.

Christina Admena - Jefferies & Co. - Analyst

Okay. And then moving on to the Opti-Probe Series 7, you said that there was an opportunity in the install date. Could you give us a sense in how that opportunity splits up in 200mm and 300mm?

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TWAV - Q3 2005 Therma-Wave, Inc. Earnings Conference Call

Boris Lipkin - Therma-Wave - CEO

I’m not prepared to give an answer, but in looking, I would say probably 300mm opportunity for upgrade would represent in the neighborhood of 70%. Give and take. And, again, particularly we see right now opportunity, Christina, in cases where a customer already got the Series 7 and Series 7XP, and they can see and obvious change in performance, and we believe it’s not going to take a long time for them to try to update it, let alone performance by putting upgrades on installed base. And right now, that’s why I’m assuming that maturity will take place in 300mm. At least up front.

Christina Admena - Jefferies & Co. - Analyst

What are your lead times on your stand-alone tools?

Boris Lipkin - Therma-Wave - CEO

Usually we [inaudible] three to four months, but we have a situation where we received an order on Thursday and shipped on Friday. Our philosophy is we’ll do whatever we can, but we’re not going to loose orders based on our ability to deliver. But we do not build for inventory.

Christina Admena - Jefferies & Co. - Analyst

One final question—when you have an upgrade package for the Series 7, if you could give us a sense of what point along the ramp of a facility do customers start to consider upgrading metrology tools? In other words, is it in the pilot stage or is it during the second phase of capacity of the addition, or—?

Boris Lipkin - Therma-Wave - CEO

Again, it’s difficult to put some kind of ground rules, because it varies from customer to customer, what type of level of performance they experience where—but it’s primarily—from now on, I expect that the product will be ordered as XP at the starting point, and generally speaking, I anticipate that the upgrade will be done by the end of completion of the pilot phase. But again, it varies from customer to customer.

Christina Admena - Jefferies & Co. - Analyst

Okay, thank you.

Boris Lipkin - Therma-Wave - CEO

Thank you.

Operator

Your next question comes from Scott Terkill from Terkill Investments.

Scott Terkill - Terkill Investments - Analyst

Hi. I didn’t get a chance to see the press release, Ray. What were the gross margin dollars?

Ray Christie - Therma-Wave - CFO

It was 42.4% margin rate, and the dollars were, I think, $9.1 billion for the quarter.

Scott Terkill - Terkill Investments - Analyst

We got that there was an extra $900 thousand worth of bump in the gross margin from inventory used.

Ray Christie - Therma-Wave - CFO

No. If you’re talking about the 200mm inventory —

Scott Terkill - Terkill Investments - Analyst

Yes.

Ray Christie - Therma-Wave - CFO

It was only about 300.

Scott Terkill - Terkill Investments - Analyst

You made a reference in the commentary that there was a $900 thousand —

Ray Christie - Therma-Wave - CFO

That was the previous quarter.

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FINAL TRANSCRIPT

TWAV - Q3 2005 Therma-Wave, Inc. Earnings Conference Call

Scott Terkill - Terkill Investments - Analyst

—or 6% increase to gross margin?

Ray Christie - Therma-Wave - CFO

That was a comparison to the previous quarter.

Scott Terkill - Terkill Investments - Analyst

Oh, sorry.

Ray Christie - Therma-Wave - CFO

In the previous quarter it was 900.

Scott Terkill - Terkill Investments - Analyst

Okay, so —

Ray Christie - Therma-Wave - CFO

So we had a negative variant in effect of the margin of about 2.6% because of that. Quarter-to-quarter.

Scott Terkill - Terkill Investments - Analyst

And given the revenue guidance going forward for the coming quarter, how much gross margin do you think you’ll take on top of that?

Ray Christie - Therma-Wave - CFO

I’m not too sure I understand your question.

Scott Terkill - Terkill Investments - Analyst

If you get 42% of $21.5 million, you have to — I would assume you have a lower number, Ray— you have down about 30%.

Ray Christie - Therma-Wave - CFO

I’m not expecting the difference because of that one factor to be near that big in the next quarter. Although there will be some negative there. Most of the problem in this quarter was just the volume of revenue. There’s not enough revenue.

Scott Terkill - Terkill Investments - Analyst

Again, going to the March quarter, what kind of guidance would you give for a gross margin percent?

Ray Christie - Therma-Wave - CFO

Well, I gave, I think, 38 — or I said high 30's to 40% is what I said. So somewhere in that range. 38 to 40%—somewhere in there.

Scott Terkill - Terkill Investments - Analyst

Bookings from the peak, although only two quarters ago are down meaningfully. Would you — given what you have in hand and what you see going forward 90 days, would you be able to characterize this a 3rd quarter in your bookings?

Ray Christie - Therma-Wave - CFO

In the third quarter? Yes, definitely.

Scott Terkill - Terkill Investments - Analyst

Thanks very much.

Boris Lipkin - Therma-Wave - CEO

And again, Scott, I’d like to add one point at clarification. Please keep in mind that by the end of the current quarter, we will have $11 million in deferred revenue. And this is a huge contribution to our gross margin performance. Because [inaudible] recognize revenue. We have to pay material, but we cannot recognize revenue, and, therefore, it’s a big [inaudible] to our gross margin performance. And it’s only temporary.

Operator

Your next question is a follow-up question from Farez Bolare with ThinkEquity.

Farez Bolare - ThinkEquity - Analyst

You could be seeing a drop in the quarter in December that you may have a black report for March? And given that you

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FINAL TRANSCRIPT

TWAV - Q3 2005 Therma-Wave, Inc. Earnings Conference Call

may not have the benefit of the large integrated metrology order that you had in the last quarter, are there other segments that are showing strength, or is the strength primarily from [inaudible] quarter? Thanks.

Boris Lipkin - Therma-Wave - CEO

I’ve been [inaudible] last quarter very heavily. And for people who know my personality, it’s difficult to swallow. I’m very cautious right now to give a projection, which I’m not fully confident in.

Operator

Your next question is another follow-up from Jared Cohen with J.M. Cohen & Company.

Jared Cohen - J.M. Cohen & Company - Analyst

Just a quick question—another macro question have you been able to make your presence more know in Japan than it’s been in the past? Or have you found inroads to Japan?

Boris Lipkin - Therma-Wave - CEO

We’re still working on this, Jared. As I’ve been seeing this for several quarters, Japan is still our target, and I am not in a position to declare a victory yet. But we’re putting a lot of emphasis and effort. We still need more time.

Jared Cohen - J.M. Cohen & Company - Analyst

All right. Thank you.

Boris Lipkin - Therma-Wave - CEO

Let’s put it this way — my frequent flyer mileage is increasing rapidly from my trips to Japan.

Operator

At this time there are no further questions. Mr. Lipkin, do you have any closings remarks?

Boris Lipkin - Therma-Wave - CEO

Again, thank you very much for participating in today’s call. It’s not the best call in my two-year history with the Company, and I hope going forward we will have better news to report to you. But again, don’t look isolated one quarter. Thank you for your participation. Bye-Bye.

Operator

This concludes today’s conference call. You may now disconnect.

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